Exhibit 8.1

          [Letterhead of Kennedy Covington Lobdell & Hickman, L.L.P.]

                                  April 6, 1999

Coca-Cola Bottling Co. Consolidated
1900 Rexford Road
Charlotte, North Carolina 28211

Ladies and Gentlemen:

        We have acted as special counsel to Coca-Cola Bottling Co. Consolidated, a Delaware corporation ("Consolidated"), in connection with the proposed merger (the "Merger") of Carolina Coca-Cola Bottling Company, Inc., a South Carolina corporation ("Coke-Carolina"), with and into Sumter Merger Corporation, Inc., a Delaware corporation (the "Merger Subsidiary"), pursuant to an Agreement and Plan of Merger dated as of March 26, 1999 among Consolidated, Coke-Carolina and the Merger Subsidiary (the "Merger Agreement"). Capitalized terms not otherwise defined herein shall have the same meaning ascribed thereto in the Merger Agreement.

        The merger consideration received by the Coke-Carolina shareholders will consist of the "Base Merger Consideration" and the "Shareholders' Equity Merger Consideration," if any. The Base Merger Consideration will be $36,600,000. The Shareholders' Equity Merger Consideration will be the amount, if any, by which Coke-Carolina's shareholders' equity on the Closing Date exceeds $6,651,881. The "Closing Date Merger Consideration" will be $36,600,000 minus the amount, if any, by which $6,651,881 exceeds Coke-Carolina's shareholders' equity on the Closing Date.

        Within the parameters described below, each Coke-Carolina shareholder will be able to elect to receive his or her portion of the Closing Date Merger Consideration in any combination of (i) cash, (ii) Consolidated Common Stock, and (iii) Consolidated's 5.75% installment notes due 2006, as described in the Registration Statement (the "Installment Notes"). Any Shareholders' Equity Merger Consideration will be payable in cash. Coke-Carolina shareholders (if any) who exercise their dissenters' rights under South Carolina law would receive the "fair value" of their stock in cash.

        The Coke-Carolina shareholders' election with respect to the Closing Date Merger Consideration will be subject to the following limitations: (i) each shareholder must elect to receive a minimum cash amount equal to 3.5% of his or her portion of the Closing Date Merger Consideration, (ii) at least 51% of the aggregate Closing Date Merger Consideration must consist of Consolidated Common Stock, and (iii) no more than 60% of the aggregate Closing Date


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April 6, 1999
Page 2

Merger Consideration may consist of Consolidated Common Stock. For these purposes, the Consolidated Common Stock will be valued at $59.60 per share.

        At the closing of the Merger, a portion of the Closing Date Merger Consideration having a value of $3,660,000 will be placed into the "Indemnification Escrow Fund." The property placed in escrow will consist of cash, Installment Notes and Consolidated Common Stock, in the same proportions as are elected by the Coke-Carolina shareholders in the aggregate. The Consolidated Common Stock and Installment Notes deposited into escrow will be in the form of separate certificates registered in the name of each Coke-Carolina shareholder who elected to receive Consolidated Common Stock or Installment Notes, in the amount allocable to such Coke-Carolina shareholder. Dividends and interest on such stock and Installment Notes will be payable quarterly to the registered holder of the applicable certificate. One-half of the amount held in escrow will be disbursed to the Coke-Carolina shareholders 18 months after the Closing Date, and the remainder will be disbursed 42 months after the Closing Date. The timing and amount of such disbursements could be affected if Consolidated or Newco submits a claim for indemnification.

        The Indemnification Escrow Fund is designed to comply with the requirements of Section 2.02 of Rev. Proc. 84-42, 1984-1 C.B. 521. Thus, for example, (i) all dividends on the Consolidated Common Stock held in escrow will be paid currently to the exchanging Coke-Carolina shareholders, (ii) all voting rights of such stock will be exercised on behalf of such shareholders by their shareholders' representatives, (iii) all such stock will be released from escrow within five years after the Closing Date (unless an indemnification claim is made and remains unsettled), and (iv) no more than 49% of the shares of Consolidated Common Stock issued in the Merger will be held in the Indemnification Escrow Fund.

        You have requested our opinion concerning certain federal income tax consequences relating to the Merger. For purposes of rendering this opinion, we have examined and relied upon (a) the Merger Agreement (including all exhibits and schedules thereto and all representations, warranties, covenants and agreements made therein), (b) the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 to be filed by Consolidated with the Securities and Exchange Commission (the "Registration Statement"), (c) a tax certificate (the "Consolidated Tax Certificate") in which officers of Consolidated make certain representations on behalf of Consolidated regarding the Merger, (d) a tax certificate (the "Coke-Carolina Tax Certificate") in which officers of Coke-Carolina make certain representations on behalf of Coke-Carolina regarding the Merger, (e) the Indemnification Escrow Agreement to be entered into by and among Consolidated, Newco, the shareholders' representatives for the Coke-Carolina shareholders, and SunTrust Bank Atlanta as escrow agent (the "Indemnification Escrow Agreement"), and (f) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the


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Coca-Cola Bottling Co. Consolidated
April 6, 1999
Page 3


conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        With your permission, we have also assumed, for purposes of rendering this opinion, that (i) the statements, representations and warranties contained in the aforementioned documents, records and instruments are true, accurate and complete, and will continue to be so through the Effective Time; (ii) no actions that are inconsistent with such statements, representations, warranties and covenants have been or will be taken; (iii) the Merger will be effected on the Closing Date in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including all covenants and conditions to the obligations of the parties being satisfied without amendment or waiver thereof);
(iv) the Merger will be a valid merger under state law; (v) a merger of Coke-Carolina with and into Consolidated would qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986 (the "Code"); (vi) the Shareholders' Equity Merger Consideration, if any, plus the amount of cash paid to dissenters, if any, will not exceed 5% of the Base Merger Consideration; and (vii) all Coke-Carolina shareholders hold their shares of Coke-Carolina Common Stock as capital assets.

        Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions could adversely affect our opinion. In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations thereunder, judicial authorities, Internal Revenue Service ("IRS") rulings and such other authorities as we have deemed relevant. No ruling has been (or will be) sought from the IRS by Consolidated, Coke-Carolina or the Merger Subsidiary as to the federal income tax consequences of any aspect of the Merger.

        Based upon, and subject to, the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that:

               (1) The Merger will be a "reorganization" within the meaning of
        Section 368(a)(1)(A) of the Code by reason of application of Section 368(a)(2)(D) of the Code.

               (2) No gain or loss for federal income tax purposes will be recognized by Consolidated, Coke-Carolina or the Merger Subsidiary in the Merger.

               (3) A Coke-Carolina shareholder will not recognize any gain or loss for federal income tax purposes on the exchange of his or her shares of Coke-Carolina Common Stock in the Merger for shares of Consolidated Common Stock (including shares of Consolidated Common Stock, if any, held in the Indemnification Escrow Account) to the extent of such exchange.


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               (4) A Coke-Carolina shareholder who receives cash upon the exercise of dissenters' rights, or who exchanges his or her shares of Coke-Carolina Common Stock solely for cash, will be treated as having received such cash as a distribution in redemption of his or her Coke-Carolina Common Stock and will recognize gain or loss equal to the difference between the amount of cash received and the adjusted basis of such shareholder's shares of Coke-Carolina Common Stock, unless such payment, under such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of section 302 of the Code.

               (5) A Coke-Carolina shareholder who exchanges his or her shares of Coke-Carolina Common Stock solely for cash and Installment Notes will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of the Installment Notes received and the adjusted basis of such shareholder's shares of Coke-Carolina Common Stock, unless such payment, under such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of section 302 of the Code.

               (6) A Coke-Carolina shareholder who exchanges his or her shares of Coke-Carolina Common Stock for shares of Consolidated Common Stock and cash, or for shares of Consolidated Common Stock, Installment Notes and cash, will recognize gain in an amount equal to the lesser of (i) the amount of gain realized with respect to all of his or her Coke-Carolina Common Stock or (ii) the sum of the amount of cash and the fair market value of the Installment Notes (if any) received.

               (7) The aggregate federal income tax basis of the Consolidated Common Stock (including shares of Consolidated Common Stock, if any, held in the Indemnification Escrow Account) received by any Coke-Carolina shareholder in the Merger will be the same as the aggregate federal income tax basis of the shares of Coke-Carolina Common Stock exchanged therefor, decreased by (i) the sum of the amount of cash and the fair market value of the Installment Notes, if any, received by such shareholder and (ii) the amount of any loss recognized by such shareholder in such exchange, and increased by (i) the amount, if any, treated as a dividend distribution to such shareholder and (ii) the amount of any other gain recognized by such shareholder in such exchange.

               (8) The holding period of the shares of Consolidated Common Stock (including shares of Consolidated Common Stock, if any, held in the


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Coca-Cola Bottling Co. Consolidated
April 6, 1999
Page 5

        Indemnification Escrow Account) received by any Coke-Carolina shareholder in the Merger will include the period that such shares of Coke-Carolina Common Stock were held by such Coke-Carolina shareholder.

               (9) Capital gains or capital losses, as the case may be, recognized by a Coke-Carolina shareholder upon the sale or exchange of Coke-Carolina Common Stock in connection with the Merger will be long-term capital gains or losses if such Coke-Carolina shareholder has held, or is deemed to have held, for more than one year the stock sold or exchanged (or deemed to have been sold or exchanged) in the Merger.

               (10) If the requirements of Section 453 of the Code are satisfied with respect to the receipt of an Installment Note by a Coke-Carolina shareholder in the Merger, a portion of such shareholder's recognized gain may be deferred under the installment method, subject to Section 453A of the Code, if applicable.

        No opinion is expressed as to any matter not specifically addressed above. In particular, we express no opinion as to the applicability of the installment method to the receipt by a Coke-Carolina shareholder of an Installment Note, or as to the specific tax consequences of the receipt of principal and interest under an Installment Note. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state or local tax law, nor is any opinion expressed as to the federal income tax consequences to those shareholders subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers or persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts). Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.

        Our opinion is based on federal income tax law and administrative practice in effect as of the Effective Time. The references to Code sections and other authority above are not intended to be complete citations of all relevant authority. Changes to the Code, regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the tax consequences of the Merger to Coke-Carolina shareholders. We do not undertake to advise you as to any changes after the Effective Time of any federal income tax law or administrative practice that may affect our opinion.

        Subject to the foregoing, we hereby consent to (a) the filing of this opinion as an exhibit to the Registration Statement and (b) the references to this Firm under the headings "THE MERGER - Certain Federal Income Tax Consequences" and "LEGAL MATTERS" in the Proxy-Statement/Prospectus contained in such Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of


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Coca-Cola Bottling Co. Consolidated
April 6, 1999
Page 6




1933, as amended, or are within the category of persons whose consent is required by Section 7 of said Act.

        This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity.

                                Sincerely,

                                /s/ Kennedy Covington Lobdell & Hickman, L.L.P.
                                ------------------------------------------------
                                KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.